UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 13, 2009

ROYAL GOLD, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-13357	84-0835164
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1660 Wynkoop Street, Suite 1000, Denver, CO	80202-1132
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: 303-573-1660

N/A (Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01       Other Events

On October 13, 2009, Genesis, Inc. (“Genesis”), a wholly-owned subsidiary of Revett Silver Company and the owner and operator of the Troy mine, located in Lincoln County, Montana, satisfied a production payment obligation to Royal Gold, Inc. (the “Company”) in addition to agreeing to restructure the Company’s royalty at the Troy mine.

Royal Gold holds a 7.0% gross smelter return (“GSR”) production payment royalty that is subject to a $10.5 million payment cap, or cumulative production of 9.9 million ounces of silver and 84.6 million pounds of copper, whichever occurs first.  The $10.5 million payment cap was met as of June 30, 2009.  Cumulative production under this 7.0% GSR royalty was approximately 4.3 million ounces of silver and 37.8 million pounds of copper.  On October 13, 2009, the remaining production payment obligation of approximately $1.5 million was satisfied, and the 7.0% GSR production payment royalty terminated.

Royal Gold also holds an interim GSR royalty that begins at 6.1% on any production in excess of 11.0 million ounces of silver and 94.1 million pounds of copper.  This 6.1% GSR royalty steps down to a perpetual 2.0% GSR royalty after cumulative production has exceeded 12.7 million ounces of silver and 108.2 million pounds of copper.  On October 13, 2009, the Company and Genesis agreed to restructure these royalties into one perpetual 3.0% GSR royalty commencing on July 1, 2010.  Royal Gold paid Genesis $1.5 million in consideration for the restructured royalty.  The newly restructured royalty applies to all production from the Troy mine in addition to an expanded area of interest in the vicinity of the mine.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Royal Gold, Inc. (Registrant)

Date: October 19, 2009	By:	/s/ Karen Gross
Karen Gross
Vice President & Corporate Secretary